Exhibit 99.2
Qumu Corporation
First Quarter 2017
Earnings Conference Call
May 3, 2017

Operator

[Introduction]

Peter Goepfrich

Good morning and thank you for joining our first quarter 2017 earnings conference call. With me today is Vern Hanzlik, President and CEO of Qumu.

Our comments today may include forward-looking statements relating to our expectations, plans and prospects. These statements are based on information available to us at the time of this presentation and, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K and any subsequently filed periodic reports on Form 10-Q.

Any unreleased features or services referenced in this presentation, or other public statements, are not currently available and may not be delivered on time or at all. Customers who purchase our products or services should make sure that their decisions are based on features that are currently available.

We assume no obligation to, and do not intend to, update any forward-looking statements.

I now turn the call over to Vern.

Vern Hanzlik

Thank you, Peter. Good morning. I’d like to make a few comments before Peter reviews the numbers.

Qumu’s first quarter 2017 was a solid start to the year as we continue to take a long-term view of our dynamic industry. We are successfully transitioning Qumu to a higher-margin, more predictable software as a service model. And we are doing so while serving large organizations – globally – with both on-premise and cloud video solutions. At the same time, we are investing in our future with exciting new developments about our suite of solutions that we’re announcing later this month. And we have validated that our strategy is in step with the market’s direction toward highly collaborative video environments. The digital workforce thrives on video. And enterprise-level clients need solutions to both encourage and manage that demand at enterprise scale.

Let me touch on a few financial highlights. During the quarter the loss of $1.9 million adjusted EBITDA was within guidance. Revenue fell short of guidance by 5% due to late closing of two large deals representing nearly $1.8 million in bookings. Both of those deals closed in the first week of the second quarter. One of those is a mid-six figure, on-prem deal which we would have taken in the first quarter and the other is a subscription deal worth approximately $1.32 million.

Gross margins for the first quarter improved year over year, up from 56% to 61%. And, last, we ended the quarter with a cash position of $10.4 million.

With our sights set on large enterprises, Qumu added 9 new customers during the quarter, including a significant six-figure deal with British Telecom. This puts us on pace for our objective of 50 new enterprise customers during 2017, given that the second half of the year is typically stronger for new customer acquisitions. As for our existing customers, we continue to see high customer renewal rates greater than 90% for the quarter. And our customer satisfaction scores remain in the high 90s due to our continued focus on quality product and service.

In the Americas and EMEA markets, of the 9 new customers I mentioned, 3 were on-premise sales and 6 were cloud deals. They were also predominantly blue-chip companies, meaning our land-and-expand strategy is taking hold. One company plans to implement a hybrid cloud and on-prem solution. This is as much an endorsement of our enterprise expertise as it is of our technology platform. Serving the customer well pays dividends in the long run in the form of a true a partnership and sustained loyalty.

In Asia Pacific, we are seeing momentum build with our Japan-based partner V-Cube. APAC represented 5% of our revenue for the quarter compared to 2% for the fourth quarter 2016. And I’m excited that V-Cube is furthering their commitment to Qumu by expanding their own product offering with Qumu Cloud.

Our sales pipeline remains strong at approximately 2-and-a-half times. During the quarter we closed 60% of the 75 opportunities that we were tracking for the quarter. Larger transactions continue to be our sweet spot, however, the timing of closure on those deals can be challenging to predict and the combined mix of SaaS versus perpetual licensing revenue adds complexity to our projections.

For financial commentary, over to Peter and then I’ll come back and review some strategy and market comments before we open for questions.

Peter Goepfrich

Thank you, Vern.

I will comment on a few additional items.

Total revenue was $6.7 million for the first quarter compared to $9.3 million last quarter.

•
Software license and appliance revenue was $1.2 million for the first quarter compared to $1.9 million last quarter. The decrease in software license and appliance revenue was primarily due to seasonality of software license sales in which the fourth quarter is typically the strongest quarter.

•
Subscription, maintenance and support revenue was $4.8 million for the first quarter compared to $6.2 million last quarter. Professional services and other revenue was $653,000 for the first quarter compared to $1.2 million last quarter.

•
As noted in the fourth quarter 2016 earnings release, fourth quarter revenue included subscription, maintenance and support revenue of $1.2 million and professional service revenue of $0.4 million of previously deferred revenue contingent on a customer's acceptance, which was received in the fourth quarter. Going forward, subscription, maintenance and support revenue relating to this customer is expected to be $300,000 annually.

•
In 2017, we expect that software license and appliance revenue will continue to be dependent on large on-premise sales which are difficult to forecast, and that the subscription, maintenance and support revenue will grow steadily from a quarterly base of approximately $5 million.

Gross margin was 61.5% for the first quarter compared to 70.7% last quarter.

•	The benefit to gross margin relating to the previously noted customer acceptance was 6.1% and 1.8% for the fourth quarter and full year 2016, respectively.

•
Total gross margin percentage is expected to improve from the low 60s early in the year to the high 60s late in the year. Total gross margin will continue to be impacted by the timing and mix of large on-premise sales.

Moving on to operating expenses and adjusted EBITDA, a non-GAAP measure.

•
We continue to diligently manage our expense structure, significantly improving adjusted EBITDA. Compared to the corresponding periods last year, total operating expenses decreased 20% for the three months ended March 31, 2017, and adjusted EBITDA improved $1 million to a loss of $1.9 million for the three months ended March 31, 2017.

Now for the balance sheet.

Cash and cash equivalents were $10.4 million as of March 31, 2017 and December 31, 2016, which is approximately $1.5 million more than expected due to better cash collections than forecasted and the deferral of the 2016 annual bonus payment from March to April. Cash at the end of the second quarter is expected to be approximately $7 million.

As it relates to full year 2017 guidance: we are maintaining our revenue guidance of $31 to $34 million and improving our net loss and adjustment EBITDA guidance by approximately $1.5 million reflecting our continued focus on expense management during these dynamic times. We continue to expect that we will be cash flow breakeven for the second half of 2017.

Now back to Vern.

Vern Hanzlik

Let me review a few key operational highlights as they relate to our market and product direction.

Qumu is focused on our two-pronged strategy:

•	first, capitalize on our core strength of serving large enterprises with complex, global video needs

•	and second, build new partnerships in the video ecosystem.

During Q1, I validated our strategy by meeting with 15 large enterprise customers and prospects in Europe and the US. It was a great opportunity to listen to their challenges as they undertake massive transformation in digital communications. They know the digital workforce inside and outside firewall is going to create and consume a minimum of an estimated 5 times more video over the next 3 years. And they understand this will place huge demands on their networks and on security and management. Qumu gives them the ability to manage the explosion of video content.

During these customer meetings we shared our upcoming new platform product architecture that I alluded to earlier. We received very positive feedback and validation that our strategy is in direct alignment with both the market and their needs.

Toward that end, I’m very happy to tell you that we will be launching our new product architecture and solution set later this month at our customer summits in New York and London. So please be on lookout for announcements. We are currently briefing analysts and preparing a new website, among other launch activities. This announcement is both a vision and set of solutions that give customers the most compete and extensible platform in the industry and will help us grow our ecosystem of potential white-label or OEM partners.

Speaking of partners, another takeaway from those customer meetings was their considerable interest in Qumu’s integration with Microsoft Office 365. 70% of the customers that I talked to are in the process of rolling out large Skype for Business deployments. Skype for Business facilitates collaboration and knowledge transfer. Now they want to turn those conversations into video assets. They expressed their excitement about Qumu’s seamless integration with Skype for Business. It lets them record Skype for Business calls for storage, search and management in their Qumu video library. Plus they can broadcast the meeting live or as a recording to their entire enterprise on the Qumu Pathfinder network. This fundamentally extends the value of Skype for Business from a collaboration tool to a streaming platform with the Pathfinder’s intelligent network.

With that strong customer interest in mind, we conducted a campaign last month showcasing our seamless integration with the entire Microsoft 365 collaboration suite, which includes Yammer, SharePoint and Skype for Business.

In summary,

•	We are managing the business with an eye to the future.

•	We have the support of large, loyal customers as we transition to a more predictable, and higher margin SaaS model versus perpetual license accounts.

•	As I have mentioned many times, our land and expand strategy is working with our SaaS product providing entry in to new, enterprise customers.

•	And finally, we are evolving our enterprise video platform, which will open up powerful potential for growing our ecosystem of partners and other market opportunities

When I meet with customers I always take the opportunity to ask why they choose Qumu. They consistently respond that they count on Qumu because of our deep expertise in complex enterprise deployments and we can deliver both inside and outside the firewall.

The evolution of the market is changing. Unified communications is merging with enterprise video content management plus intelligent delivery. Customers are looking for a true platform that provides an end-to-end solution. We’re the only solution that provides software with all core functions in one platform.

As the new digital enterprise opens up the flood gates for video, Qumu is positioned – with the right product and right architecture, plus enterprise expertise – to help our customers achieve their digital vision.

Now, let’s open up the call for questions.

Q&A

Vern Hanzlik

Thank you again for joining us today. Let us know if you have any questions and have a great day.